EXHIBIT 21

SUBSIDIARIES OF THE COMPANY

DECEMBER 31, 2005

Name	State or Country of Incorporation
United States
A H Investments LTD.	Delaware
AC Acquisition Holding Company	Delaware
Ayerst-Wyeth Pharmaceuticals Incorporated	Delaware
CICL Corporation	Delaware
Genetics Institute, LLC	Delaware
Route 24 Holdings, Inc.	Delaware
Wyeth Pharmaceuticals, Inc.	Delaware
Wyeth Holdings Corporation	Maine
Wyeth-Ayerst International Inc.	New York
Wyeth-Ayerst Lederle, Inc.	Puerto Rico
Wyeth-Whitehall Pharmaceuticals, Inc.	Puerto Rico
Wyeth Pharmaceuticals Company, Inc.	Puerto Rico
Berdan Insurance Company	Vermont

International
Wyeth Australia Pty. Limited	Australia
Laboratorios Wyeth-Whitehall Ltda.	Brazil
Wyeth Canada (1)	Canada
Wyeth Consumer Healthcare Inc.	Canada
John Wyeth & Brother Limited	England
Wyeth Pharmaceuticals France	France
Wyeth-Pharma GmbH	Germany
Wyeth Hellas S.A.	Greece
AHP Finance Ireland Limited	Ireland
Wyeth Lederle S.p.A.	Italy
Wyeth KK	Japan
Wyeth S.A. de C.V.	Mexico
AHP Manufacturing B.V.	Netherlands
Wyeth Philippines, Inc.	Philippines
Wyeth Nutritionals (Singapore) Pte. Ltd.	Singapore
Wyeth Farma S.A.	Spain
Wyeth Lederle Nordiska A.B.	Sweden
Dimminaco AG	Switzerland
Wyeth Taiwan Corporation	Taiwan

(1)	Wyeth Canada is a partnership between two affiliates of the Company.

There have been omitted from the above list the names of the subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.